                                                            EXHIBIT 10.34

                 DATED August 9, 2001






                 ISA INTERNATIONAL PLC                 (1)

                 and

                 DAISYTEK INTERNATIONAL CORPORATION    (2)

                 and

                 DAVID HEAP                            (3)

                 and

                 CHISA LLC                             (4)







                  SUBSCRIPTION AND SHAREHOLDERS' AGREEMENT

                                    CONTENTS

1    DEFINITIONS..........................................................        3

2    INTERPRETATION.......................................................        7

3    CONDITIONS...........................................................        7

4    SUBSCRIPTION.........................................................        9

5    COMPLETION...........................................................        9

6    THE WARRANTIES.......................................................       10

7    INVESTOR PROTECTION..................................................       13

8    FINANCIAL INFORMATION................................................       13

9    INVESTOR OBSERVERS...................................................       14

10   PROTECTION OF GOODWILL AND virtual village indemnity.................       14

11   protection of special dividend rights................................       15

12   EXISTING SHAREHOLDERS' COVENANTS.....................................       17

13   competition or merger notification...................................       17

14   investor approved options............................................       17

15   NATURE OF THIS AGREEMENT.............................................       17

16   CONFIDENTIALITY......................................................       18

17   NOTICES..............................................................       18

18   DURATION.............................................................       19

19   TRANSFERS............................................................       19

20   GENERAL..............................................................       19

21   GOVERNING LAW........................................................       19

      SCHEDULE 1..........................................................       20

      WARRANTIES..........................................................       20

SCHEDULE 2................................................................       44

      SUBSIDIARIES........................................................       44

      SCHEDULE 3..........................................................       71

      THE PROPERTIES......................................................       71

SCHEDULE 4................................................................       77

KEY EMPLOYEES.............................................................       77

SCHEDULE 5................................................................       81

SCHEDULE 5

DEED OF ADHERENCE

                              AGREED FORM DOCUMENTS

A.  PRE-EXCHANGE

      1.    Warranty Insurance

      2.    Letter confirming payment of premium for Warranty Insurance

      3.    Voting Undertakings

      4.    Deed of Release

B.  FOR COMPLETION

      5.    Articles of the Company

      6.    Circular

      7.    Resolution of the Company

      8.    Service Contract

      9.    Deed Poll relating to the Warrant

      10.   Preference Share Certificate with associated Notices

      11.   Fraud Insurance

SUBSCRIPTION AND SHAREHOLDERS' AGREEMENT DATED                       AUGUST 2001

PARTIES

(1) ISA INTERNATIONAL PLC (Company Number 192505) whose registered office is at 66/70 Vicar Lane, Bradford, West Yorkshire BD1 5AG

          ("the Company")
(2) DAISYTEK INTERNATIONAL CORPORATION a corporation whose principal place of business is at 1025 Central Expressway South, Suite 200, Allen, Texas 75013 USA ("Daisytek")

(3) DAVID HEAP of Herne House, Gospel Green, Nr. Chiddingford, Haslemere, Surrey, GU27 3BH ("Mr Heap")

(4) CHISA LLC a corporation incorporated and operating under the laws of the State of Maryland, USA, whose principal place of business is at 2300 Blaustein Building, One North Charles Street, Maryland
          21201, USA ("Chisa")


INTRODUCTION

(A) This agreement sets out the basis upon which Daisytek, through its wholly-owned subsidiary, is prepared to invest in the Company by way of subscription for the Investor Shares, in reliance upon, inter alia, the warranties and representations contained in this agreement.

(B) This agreement also sets out certain rights, obligations and restrictions of and upon the parties going forward as shareholders of the Company.

IT IS AGREED THAT:

1     DEFINITIONS

1.1   In this agreement the following words have the meanings set out below.

      "ACCOUNTANT'S REPORT" means the report on the Group prepared by Ernst & Youngin final form at the date of this Agreement (but to be issued and dated at Completion).

      "THE ACT" means the Companies Act 1985 as amended.

      "AGREED FORM" means in the form of the draft, a copy of which is annexed to this agreement initialled by or on behalf of the parties.

      "ARTICLES" means the proposed new articles of association of the Company in the agreed form to be amended pursuant to the Resolutions and, where the context permits, from time to time in force thereafter.

      "ASSOCIATE" means an associate of the Company or the Investor (as appropriate) as defined in Rule 3.13 of the Listing Rules.

      "BOARD" means the board of directors of the Company from time to time.

      "BUSINESS DAY" a day (not being a Saturday or Sunday) on which banks generally are open for business in London and New York.

      "CIRCULAR" means the circular in the agreed form to be posted to the shareholders of the Company on or as soon as practicable after the date of this agreement and containing (inter alia) a notice of an Extraordinary General Meeting of the Company at which the Resolutions will be proposed.

      "CLOSING DATE" means a Business Day which is to be not more than five Business Days immediately following the satisfaction of the Conditions or the waiver of the same by the Investor in accordance with Clause 3.3

      "CODE" means the City Code on Take-overs and Mergers.

      "COMPLETION" means completion of this agreement in accordance with the provisions of clause 5.

      "CONDITIONS" means the conditions subject to which this agreement is exchanged, as set out in clause 3.

      "CONNECTED PERSON" has the meaning given to it in section 839 of ICTA.

      "CONSTITUTIONAL DOCUMENTS" means the memorandum and articles of association of a company incorporated in the UK or equivalent documents in any jurisdiction other than in the UK in the country in which a company is incorporated.

      "DAISYTEK GROUP" means Daisytek and all other companies which from time to time are its subsidiaries or holding companies or subsidiaries of its holding companies

      "DAISYTEK GROUP COMPANY" means Daisytek and any other company which is for the time being its subsidiary or holding company or a subsidiary of its holding company.

      "DEED OF ADHERENCE" means the document in the form contained in Schedule
      5.

      "DEED OF RELEASE" the conditional agreement in the agreed form to release the guarantee and mortgage debenture dated 9 March 1998 held by National Westminster Bank plc over the Company's holding of shares in Kaye.

      "DIRECTORS" means the directors constituting the Board, and "DIRECTOR" shall mean any one of them.

      "DILUTIVE OPTIONS" has the meaning given to it in clause 14.2.

      "DISCLOSURE LETTER" means the letter, delivered by the Company to the Investor immediately prior to exchange of this agreement, which contains certain disclosures to the Warranties.

      "ENVIRONMENT" means any land, including without limitation surface land and subsurface strata, sea bed or river bed under any water as defined below and any natural or man-made structures; water, including without limitation, coastal and inland waters surface waters, and ground waters and water in drains and sewers; and air, including without limitation, air within buildings and other natural or man-made structures above or below ground;

      "ENVIRONMENTAL LAWS" means all or any applicable law (whether civil, criminal or administrative), common law, statute, statutory instrument, treaty, regulation, directive, decision, by-law, circular, code, order, notice, demand, decree, injunction, resolution or judgment of any government, quasi-government, supranational federal state or local government or any other statutory person or body in any jurisdiction with regard to the pollution or protection of the Environment or harm to or the protection of health of humans, animals or plants, including without limitation laws relating to public and workers health and safety, emissions, discharges or releases of chemicals or any other pollutants or contaminants or industrial, radioactive, dangerous, toxic or hazardous substances or wastes (whether in solid or liquid form or in the form of a gas or vapour and including noise and genetically modified organisms) into the Environment, or otherwise relating to the manufacture, processing use, treatment, storage, distribution, disposal, transport or handling of such substances or waste;

      "EXISTING SHAREHOLDERS" means Mr Heap and Chisa.

      "EXY" means EXY Group Limited (company number 3801575) whose registered office is at 2nd Floor, 79 Knightsbridge, London, SW1X 7RB.

      "FRAUD INSURANCE" means the insurance policy in the agreed form to be purchased by the Company from Special Risk Services with the Investor as the assured to cover any claim for breach of Warranty resulting from fraud or dishonesty.

      "GROUP" or "GROUP COMPANY" means the Company and any company which is for the time being its subsidiary or holding company or a subsidiary of its holding company.

      "ICTA" means the Income and Corporation Taxes Act 1988.

      "INTELLECTUAL PROPERTY RIGHTS" means trade marks, service marks, trade and business names, rights in designs, patents, copyright, database rights, moral rights, rights in know-how, rights in software and other intellectual property rights in each case whether registered or unregistered and including applications for the grant of any of the foregoing and all rights or forms of protection having equivalent or similar effect to any of the foregoing which may subsist anywhere in the world.

      "INVESTOR" means Daisytek or Daisytek acting through or being represented by any Daisytek Group Company which may be notified by Daisytek to the Company from time to time.

      "INVESTOR DIRECTORS" means the persons nominated or entitled to be nominated by the holders of Investor Shares to act as directors of the Company from time to time pursuant to article 3(b) of the Articles.

      "INVESTOR SHARES" means the 8,000,000 Convertible Cumulative Redeemable Preference Shares 2006 of 10 pence each to be subscribed by the Investor on Completion..

      "INVESTOR'S SOLICITORS" means Bird & Bird of 90 Fetter Lane, London, EC4A 1JP.

      "KAYE" means Kaye Office Supplies Limited (company number 1698984) whose registered office is at Hart House, Hartley Wintney, Hampshire, RG27 8PE.

      "KEY EMPLOYEE" means those individuals listed in Schedule 4.

      "KH" means Kingfield Heath Limited (company number 1204488), a wholly-owned subsidiary of Kaye.

      "LAST ACCOUNTS" means the audited financial statements of the Group for the year ended on the Last Accounts Date.

      "LAST ACCOUNTS DATE" means 31 December 2000.

      "MR MURPHY" means Michael J Murphy of The Gables, Chargrove Lane, Cheltenham, Gloucestershire, GL51 5XB, a director of the Company.

      "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

      "ORDINARY SHARES" means ordinary shares of 5p each in the capital of the Company.

      "OBSERVERS" means the observers, of up to two in number, appointed by the Investor in accordance with the provisions of clause 9.

      "PANEL" means the Panel on Take-overs and Mergers.

      "PENSION SCHEME" means "The ISA International plc Retirement and Death Benefit Scheme, an occupational money purchase scheme approved by the Inland Revenue under Chapter 1, Part 14 of ICTA 1988".

      "PLANNING ACTS" means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990 and the Planning and Compensation Act 1991;

      "PROPERTIES" means the freehold and leasehold properties occupied by the Group.

      "QUALIFYING BANK" means either, an authorised institution under the Bank Act 1987 or a person for the time being specified in Schedule 2 to the Banking Act 1987, or a person recognised by the United Kingdom Inland Revenue for the purposes of Section 840A of ICTA.

      "RECOGNISED INVESTMENT EXCHANGE" has the meaning given to such phrase in section 207 of the Financial Services Act 1986.

      "RELEVANT PERIOD" means the period commencing on the Closing Date and ending two years from the date Mr Heap ceases to be a member of the Board.

      "RESOLUTION" means the resolution in agreed form set out in the notice convening an Extraordinary General Meeting of the Company contained in the Circular.

      "RESTRICTED ACTIVITIES" means the electronic office supplies business of the Group within the United Kingdom and Europe as carried on during the term of this agreement.

      "SERVICE CONTRACT" means the letter of amendment, in agreed form, to the existing service contract of Mr Murphy to be entered into upon Completion between the Company (1) and Mr Murphy (2).

      "SHAREHOLDERS" means the Investor, Mr Heap, Chisa and any other person who has executed a Deed of Adherence to be bound by the provisions of this agreement.

      "SHARE OPTION SCHEMES" together, The Saint International plc 1999 Company Share Option Scheme and The Saint International plc Unapproved Share Option Scheme.

      "SHARES" means any shares from time to time issued by the Company.

      "SUBSIDIARIES" means the subsidiaries of the Company as set out in
      Schedule 2.

      "SPECIAL DIVIDEND" shall have the meaning given to it in article 3(b) of the Articles.

      "TAXATION" means all forms of taxation, charge, duty, impost, withholding, deduction, rate, levy and governmental charge (whether national or local) in the nature of tax (including without limitation national insurance, social security and other similar contributions, stamp duty and stamp duty reserve tax), whatsoever and whenever created, enacted or imposed, and whether of the UK or elsewhere, and any amount whatever payable to any Taxation Authority or any other person as a result of any enactment relating to taxation, together with all fines, penalties, interest, costs, charges, surcharges and expenses connected therewith.

      "TAXATION AUTHORITY" any statutory or governmental authority or body (whether in the United Kingdom or elsewhere) involved in the collection or administration of Taxation including (without limitation) the Inland Revenue and H.M. Customs and Excise.

      "UK" means the United Kingdom.

      "VOTING UNDERTAKINGS" means the undertakings in the agreed form by which the Existing Shareholders have undertaken to the Investor and the Company that they will exercise or procure the exercise of certain voting rights within their control in favour of the Resolution.

      "WARRANT" means the deed poll in the agreed form constituting the warrant to subscribe for 15,384,615 Ordinary Shares to be executed by the Company at Completion, "WARRANTIES" means the warranties contained in Schedule 1.

      "WARRANTY INSURANCE" means the insurance policy in the agreed form to be purchased by the Company from Special Risk Services insuring against breach of warranty under this agreement by the Company and under which the Investor is named as loss payee.

2     INTERPRETATION

2.1 Words and phrases defined in the Act have the same meaning in this agreement.

2.2 Where reference is made to a statutory provision this includes all prior and subsequent enactments, amendments and modifications relating to that provision and any regulations made under it.

2.3 References to clauses and schedules are to the clauses and schedules of this agreement unless stated otherwise.

2.4 References to the masculine gender include the feminine and neuter and vice versa. Similarly, references to the singular include the plural and vice versa.

2.5 The headings and table of contents to this agreement are inserted for convenience only. They are not to affect its interpretation or construction.

2.6   The various schedules all form part of this agreement.

3     CONDITIONS

3.1   This agreement is exchanged subject to the following Conditions:

      (a) the Resolution being passed on a poll as a special resolution of the Company by its members in general meeting;

      (b) the amendments in the agreed form to the Share Option Schemes being adopted by the Company;

      (c) no government or governmental, quasi-governmental, supranational, statutory or regulatory body (including any national anti-trust or merger control authorities), court, trade agency, association, institution or professional or environmental body or other person or body in any jurisdiction (each a "Third Party") having decided to take, instituted, implemented or threatened any action, suit, reference, proceeding, investigation or enquiry in relation to the proposed investment by the Investor in the Company;

      (d) all necessary or appropriate filings, notifications and applications (including such filings, notifications and applications to national merger authorities as may be required or which are reasonably considered by the Investor to be appropriate in the case of merger notifications which are not a legal obligation) having been made and all authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, certificates, permissions and approvals ("Authorisations") necessary or appropriate in relation to the proposed investment by the Investor in the Company having been made or obtained in terms and in a form satisfactory to the Investor from all appropriate Third Parties;

      (e) the Panel having agreed (on terms satisfactory to the Investor) to waive the requirement for the Investor to make a mandatory offer for the remainder of the share capital of the Company pursuant to Rule 9 of the Code (subject to the passing of the Resolutions) either on issue of the Investor Shares or on conversion of the Investor Shares into Ordinary Shares of the Company or on the exercise of the Warrant;

      (f)   Mr Murphy having entered into the Service Contract; and

      (g)   the issue of the Fraud Insurance.

3.2 The Company and the Existing Shareholders will use all reasonable endeavours to procure the satisfaction of the Conditions on or before the date of the Extraordinary General Meeting of the Company at which the Resolution shall be considered (provided that in the case of the Condition set out in sub-paragraph 3.1(a) above, the obligation of the Company to use all reasonable endeavours shall be satisfied by its posting the Circular to the persons entitled to receive it containing a recommendation from each of the directors of the Company that shareholders vote in favour of the Resolutions and the obligation of the Existing Shareholders to use all reasonable endeavours shall be satisfied by their compliance with the terms of their respective Voting Undertakings). If all of the Conditions are not satisfied (or otherwise waived by the Investor) at the Closing Date this agreement will cease to have effect. In such circumstances no party will have any claim against the others except as regards any prior breaches or pursuant to clause 16.

3.3 Where any Conditions require the satisfaction of the Investor, this shall be at the absolute discretion of the Investor and no obligation shall be implied on the Investor in this regard. Any Condition which has not been satisfied by the date referred to in clause 3.2 may be waived by the Investor at its absolute discretion provided that the Company has notified the Investor that it can lawfully complete if such waiver (or waivers) is given by the Investor.

3.4 If the Company fails or is unable to perform any material obligation required to be performed by the Company pursuant to clause 3.1 by the Closing Date, neither the Investor (nor any member of the Daisytek Group) shall be obliged to subscribe for the Investor Shares and the Investor may, in its absolute discretion, by written notice by the Investor to the
      Company:

      (a) rescind this agreement without liability on the part of the Investor; or

      (b) elect to complete this agreement on the Closing Date, to the extent that the Company is ready, able and willing to do so, and specify a later date on which the Company shall be obliged to complete the outstanding obligations of the Company; or

      (c)   elect to defer completion of this agreement by not more than twenty
            (20) Business Days to such other date as it may specify in such notice, in which event the provisions of this clause 3.4 shall apply, mutatis mutandis, if the Company fails or is unable to perform any such obligations on such other date.

3.5 In the event that the Conditions remain unsatisfied and outstanding at 12 noon on 30 September 2001 this agreement shall cease to have effect but without prejudice to any accrued rights or obligations of any party which is the subject by then of any written notice of claim or demand by any party to another and to the extent only of such claim.

4     SUBSCRIPTION

4.1 The Investor agrees to subscribe or to procure that another nominated member of the Daisytek Group shall subscribe, in cash, for the Investor Shares (free from any encumbrance) and the Company shall allot and issue the Warrant and the Investor Shares fully paid to the Investor or other such nominee at Completion.

4.2 The consideration for the allotment of the Investor Shares and the grant of the Warrant is the payment by the Investor or another nominated member of the Daisytek Group to the bank accounts specified in Clause 5.2 of the aggregate subscription price of L8,000,000 (eight million pounds) in cash on Completion.

5     COMPLETION

5.1 The Investor will not be bound to complete the subscription for any of the Investor Shares unless

      (a) the Company delivers to the Investor such evidence as the Investor may reasonably require that the Conditions have been duly satisfied;

      (b)   all of the Investor Shares are allotted at the same time; and

      (c)   the Warrant referred to in Clause 5.3 is granted at the same time.

5.2 Subject to clauses 3 and 5.1, this agreement will be completed at the offices of Hammond Suddards Edge, 7 Devonshire Square, Cutlers Gardens, London, EC2M 4YH on the Closing Date when the following will occur:

      (a) The Investor will subscribe or procure that the appropriate nominated member of the Daisytek Group will subscribe for the Investor Shares at an aggregate subscription price of L8,000,000 and pay the aggregate subscription monies in cash to the following bank accounts in the following proportions:-

            (I) L6,000,000 to current account number 41245059 at National Westminster Bank plc (branch sort code 56-00-36) in the name of ISA INTERNATIONAL plc;

            (II) L1,000,000 to current account number 40902268 (branch sort code 20-76-96) at Barclays Bank plc (Sheffield branch in the name of Barclays Bank plc;

            (III) L1,000,000 to current account number 41245059 at National Westminster Bank plc (branch sort code 56-00-36) Bradford branch in the name of National Westminster Bank plc;

            on the basis that a request will be made for a formal receipt of payments (II) and III) above.

      (b) The Company and the Existing Shareholders will ensure that a meeting of the Board is held at which the allotment and issue of the Investor Shares to the Investor, fully paid, is approved and that the Investor is registered as the holder of the Investor Shares and that a share certificate is issued in the agreed form .

5.3 The Company will execute and deliver to the Investor the Warrant (and complete the warrant certificates attached to the Warrant) in respect of 15,384,615 Ordinary Shares in the agreed form.

5.4 The Company will provide confirmation to the satisfaction of the Investor that the Warranty Insurance remains in place and is active and that the Investor remains named as the loss payee under the Warranty Insurance.

5.5   The Company will deliver to the Investor:

      (a)   one copy of the Service Contract duly executed by Mr Murphy; and

      (b)   the Fraud Insurance Policy duly issued by Special Risk Services.

5.6   The Company will then deliver to the Registrar of Companies:

      (a)   notice of the passing of the Resolutions;

      (b)   a print of the new Articles;

      (c)   Company Form G123 - Notice of increase in nominal capital; and

      (d)   Company Form G88(2) - Return of allotments of shares.

5.7 After Completion each of the parties will do all acts and things which may prove necessary to implement their respective obligations in full under the terms of this agreement to the extent that they are so able.

6     THE WARRANTIES

6.1   The Company warrants to the Investor in the terms set out in Schedule 1.

6.2 The Company acknowledges that the Investor is entering into this agreement in reliance upon the Warranties.

6.3 Each Warranty is given in relation to either the Company or in relation to each Group Company as specified in Schedule 1.

6.4 The Warranties are given subject to all matters fairly disclosed in the Disclosure Letter or pursuant to an update of the Disclosure Letter under clause 6.9 below. No other information of which the Investor has knowledge (whether actual or constructive) is to prejudice any claim made under the Warranties or operate to reduce any amount recoverable from the Company.

6.5 The Warranties are separate and independent and are not to be limited by reference to any other part of this agreement save for this clause 6 and save for the definitions set out in clause 1.

6.6 All Warranties which are expressed to relate to the Company's awareness, knowledge, information or belief are deemed to be given by it with the awareness, knowledge, information or belief which its Board would have had if its Board had made, or had procured to be made, all due and proper enquiries in relation to the subject matter of such Warranty of the agents or advisers of the Company and within the knowledge of any director of any Group Company incorporated in the UK or of any managing director of any Group Company incorporated other than in the UK, but not of any customer, supplier, agent, regulatory authority or other third party.

6.7 The rights and remedies of the Investor in respect of any breach of the Warranties shall not be affected by Completion of the subscription of the Investor Shares, the grant of the Warrants, by any investigation made by or on behalf of the Investor into the affairs of the Group, by its rescinding or failure to rescind this agreement, by any failure to exercise or delay in exercising any right or remedy or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release expressly referring to such breach.

6.8 The Company further warrants to the Investor that each of the Warranties will be fulfilled down to, and each of the Warranties shall be deemed to be repeated in accordance with clause 6.3 immediately prior to, Completion with reference to the facts and circumstances then existing, subject only to the limitations and qualifications set out in this clause 6.

6.9 The Company undertakes with the Investor to disclose forthwith in writing to the Investor any matter or thing which may arise after the date of this agreement and prior to Completion and which becomes known to the Company which would cause any of the Warranties to be untrue, incorrect or misleading in any material respect or in any of the contents of the Disclosure Letter to be untrue, incorrect or misleading in any material respect and such disclosure under this clause 6.9 shall be deemed to form part of the Disclosure Letter (unless the Investor rescinds under clause 6.10) and in the event that the Investor elects not to rescind under clause 6.10, the Investor shall not be entitled to claim for any breach of warranty in respect of any matter fairly disclosed pursuant to this clause 6.9.

6.10  If at any time before Completion:

(a) it shall be found or disclosed pursuant to clause 6.9 that any of the Warranties is untrue, incorrect or misleading in any material respect the Investor shall be entitled (in addition to and without prejudice to any other right or remedy available to it, including any right to claim damages) to rescind this agreement without liability on the part of the Investor forthwith by notice in writing to the Company PROVIDED THAT any failure to exercise this right followed by Completion shall constitute a waiver by the Investor of all rights which the Investor may have arising out of such matter under the Warranties or otherwise but shall not constitute a waiver of any other matter not so found or disclosed and which would give rise to a breach of Warranties; or

(b) any event shall occur (other than an event which constitutes or gives rise to a breach of any of the Warranties) which affects or is likely to affect to a material degree the financial or trading position or prospects of the Group, the Investor shall be entitled to rescind this agreement without liability on the part of the Investor forthwith by notice in writing to the Company PROVIDED THAT neither any such recission nor Completion shall give rise to any right to damages or compensation in favour of any party from another.

6.11 Save for claims for breach of Warranty which arise as a result of fraud or negligent conduct on the part of the Company:

(a) no claim shall lie against the Company under the Warranties unless notice of the claim shall have been served on the Company no later than 2 years after the date of Completion except in respect of the Warranties in paragraph 8 of Schedule 1 (Taxation) in respect of which notice of claim shall have been served on the Company no later than 7 years from the date of Completion. In respect of claims notified in accordance with this sub-clause, they shall be deemed to have been waived by the Investor unless court proceedings in respect thereof have been issued and served on the Company within 6 months of the date of such notification;

(b) subject to (d) below, no liability shall attach to the Company by reason of any single breach of the Warranties until the aggregate amount of claims thereunder exceeds L100,000 in value when the Investor shall be entitled to claim the whole amount and not merely the excess over that amount from the Company.

(c) the aggregate liability of the Company for any breaches of the Warranties and liability arising under clause 6.13 below shall not exceed L8,500,000 during such period as the Warrant remains unexercised or L8,500,000 and any amount subscribed under the Warrant up to a maximum amount of L10,500,000; and

(d) there shall be disregarded for all purposes any breach of this agreement unless the amount of damages to which the Investor would otherwise be entitled is an amount in excess of L5,000 for a claim for breach of the Warranties relating to any company incorporated within the UK and L25,000 for any breach of the Warranties relating to a company incorporated outside the UK.

6.12 The Investor shall not be entitled to make any claim under or pursuant to the Warranties in relation to:

(a) any matter which was specifically reserved, provided for or noted in the Last Accounts or in the unaudited management accounts of the Company for periods ended prior to the date of this Agreement but since the Last Accounts Date;

(b) any matter where the claim arises as a result of, or would not have arisen but for, or a liability is increased as a result of, legislation not in force at the date of this agreement, or any change in legislation with retrospective effect after the date of this agreement (including without limitation any increase in rates or scope or calculation of Taxation, new Taxation, or changes in legislation relating to Taxation with retrospective effect);

(c) any claim which would not have arisen but for or as a direct consequence of a voluntary act or omission performed or allowed to occur by the Investor after Completion otherwise than in the ordinary course of business; and

(d) any matter or thing done or omitted to be done on or after the date of this agreement at the request or with the approval of the Investor.

6.13 Subject to Clause 6.11 above the Company shall indemnify the Investor against all reasonable out of pocket costs and expenses (including reasonable legal expenses) incurred by the Investor in connection with any successful claim brought by the Investor for breach of Warranty

7     INVESTOR PROTECTION

7.1 The Company undertakes to the Investor (and the Existing Shareholders undertake to procure so far as they are able) that it will conduct its affairs in accordance with the provisions of the Articles and of this agreement.

7.2 The Company, and the Existing Shareholders shall use all reasonable endeavours to procure that all the Ordinary Shares arising from the exercise of the Warrants, the conversion of the Investor Shares and from any subsequent issue of any bonus shares arising under article 3(b) of the Articles are admitted to trading on the Alternative Investment Market and are admitted to listing or the equivalent or any other stock exchange or securities market on which all or any part of the Company's Ordinary Shares are for the time being listed or traded. For the avoidance of doubt the Company's and the Existing Shareholders', obligations under this Clause 7.2 shall include but shall not be limited to the preparation and filing of listing particulars (or equivalent documentation) as may be required by the Alternative Investment Market (or equivalent body in any jurisdiction where the Ordinary Shares are to be admitted to listing or trading).

8     FINANCIAL INFORMATION

8.1 The Company shall supply the following information to the Investor at the same time as it is circulated to the Directors:

(a) the unaudited preliminary results of the Group for each financial year within 4 months of the end of each accounting period and audited consolidated accounts of the Group as soon as practicable thereafter;

(b) monthly management accounts consisting of a balance sheet, profit and loss account and cashflow statement on a consolidated basis for the Group showing updated available distributable reserves in accordance with article 3(b)(xi) of the Articles, as soon as reasonably practicable after and in any event within 30 days of the end of each calendar month; and

(c) the Company's annual budgets and strategic plans promptly and in any event at the same time as they are circulated to the Board.

8.2 In the event that the Company fails to fulfil its obligations pursuant to clause 8.1 within the specified time limits, then the Investor shall be entitled to instruct a firm of chartered accountants at the cost of the Company, to prepare and deliver to the Investor, such information as should have been provided by the Company pursuant to clause 8.1. The Company shall procure that each member of the Group shall give all access required by the firm of chartered accountants, both to the premises of the Group and its businesses and financial records, and the Company shall procure that the Group shall give all reasonable co-operation and assistance as such firm of chartered accountants may reasonably request in connection with this clause 8.2.

8.3 The Investor may pass any information received from the Group to any advisor of the Investor on a confidential basis.

8.4 The Company undertakes that it will procure that all members of the Group dividend up to the Company in a timely manner all distributable profits available to such companies as may be required to:

(a) enable the Company to pay a fixed cumulative preferential dividend on the Investor Shares and (if called) the Special Dividend; and/or

(b)   to enable the Company to redeem the Investor Shares.

      in each case in accordance with the terms and conditions of the Investor Shares as contained in the Articles.

9     INVESTOR OBSERVERS

9.1 For so long as no Investor Directors have been appointed the Investor will have the right to have two Observers to attend and observe the meetings of the Board.

9.2 The appointment or removal of an Observer may be made by notice served on the Company by or on behalf of the Investor. Each appointment or removal will take effect immediately upon service of the notice.

9.3 Immediately upon the appointment of one or more Director Investors the Company shall notify the Investor and the Investor shall forthwith upon receipt of such notification forfeit the right to have such number of Observers as there are Investor Directors appointed.

9.4 The Observers shall have all such rights and entitlements to attend and speak at meetings of the Board, and to receive notices, board papers and minutes of meetings as the Directors but the Observers shall not have the right to vote at any meeting of the Board.

10    PROTECTION OF GOODWILL AND VIRTUAL VILLAGE INDEMNITY

10.1 Mr Heap recognises the paramount importance of the goodwill of the Group to the Investor, which is reflected in the subscription price paid for the Investor Shares. Accordingly, he is prepared to the commitments contained in this clause 10.1 to the Investor and to the Company, which he acknowledges are reasonable (after having taken legal advice) with regard to the legitimate protectable interests of the Company and the Investor, to ensure that these interests are properly protected.

10.2 During the Relevant Period Mr Heap will not, and will procure that his Connected Persons will not, without the Investor's prior written consent:

(a) carry on or be engaged, concerned or interested directly or indirectly in any of the Restricted Activities within the United Kingdom;

(b) solicit or knowingly accept any orders, enquiries or business in respect of any of the Restricted Activities from any Customer;

(c) divert away from the Group any orders, enquiries or business in respect of the Restricted Activities from any Customer;

(d) procure or induce, or endeavour to procure or induce, any of the employees of the Group engaged in a senior or managerial position or who have had direct contact with Customers in the course of their duties to cease working for the Group; or

(e) seek to interfere with the ongoing relationships between the Group and its professional and business contacts.

10.3 Save as specified in clause 10.4, the commitments set out in clause 10.2 are to prevent Mr Heap and/or his Connected Persons from carrying out any of the prohibited activities on his own behalf or jointly with or as servant, agent, manager, employee, consultant, director or shareholder of any other person, firm, company or body.

10.4 Nothing in this clause is to prevent Mr Heap and/or his Connected Persons from holding up to 5% of the issued share capital of a company whose shares are dealt in or quoted on a recognised investment exchange.

10.5 Each of the commitments contained in this clause 10 gives rise to a separate obligation independent of the others.

10.6 The parties consider the commitments contained in this clause to be reasonable as between themselves and the public interest. If, however, any of them are found by a court to be unreasonable and unenforceable but would be reasonable and enforceable if certain words were deleted, then the commitments will apply with those words deleted.

10.7 The Investor may, by written notice to Mr Heap, vary by one or more stages the terms of any part of this clause as it may apply to him by reducing (but not increasing):

(a)   the period during or activities to which the commitments are to apply;
      and/or

(b)   the geographical area to which the commitments relate.

10.8 Mr Heap hereby undertakes with the Company to indemnify and keep indemnified the Company from and against any liability in respect of any claim against the Company for any claim for outstanding PAYE or National Insurance due, owing and payable on any fees or other sums paid to or payable by the Company to Virtual Village Limited and/or Mr Heap for services rendered by Mr Heap to the Company, and any costs, charges, expenses, interest and penalties in connection with such liabilities which are assessed on or recoverable from the Company.

11    PROTECTION OF SPECIAL DIVIDEND RIGHTS

11.1 Until such time as the Investor Shares have been converted or redeemed in full in accordance with the Articles the Company undertakes to the Investor, in consideration of the obligations of the Investor in this Agreement, that in the event of any sale or other realisation of any or all of the shares or other rights in the capital of Kaye which the Company now owns or may from time to time own or be entitled to, it will procure that to the extent that the sale or realisation proceeds thereof exceed the aggregate costs of investment in the capital of Kaye by the Company after the date of Completion (whether by way of subscription, acquisition or otherwise), such excess ("the Proceeds") will be placed at the cost of the Company immediately upon the Proceeds coming into being on trust with National Westminster Bank plc (the "Trustee") to be held on the terms of the trust set out in this Clause (the "Trust"). Pending payment or transfer to the Trustee, the Company shall hold the Proceeds on the terms of the Trust. The terms of the Trust shall be:

      (a) subject to Clause 11.1(d)., to hold the Proceeds for the holder(s) of the Investor Shares as beneficiaries to satisfy any Special Dividend to be distributed in accordance with the Articles or for the Company if the holder(s) of the Investor Shares have converted the Investor Shares into Ordinary Shares;

      (b) to pay any income generated by the Proceeds to the Company unless the Investor shall have notified the Trustee in writing that there are outstanding accrued arrears of dividends on the Investor Shares and, in the event of such notification of arrears, the income so generated shall be applied in reducing those arrears;

      (c) provided that the income so generated shall be paid to the holder(s) of the Investor Shares with effect from the date of service of a Special Dividend notice in accordance with Article 3(b) of the Articles;

      (d) provided further that the Proceeds shall at all times continue to be held by the Company and the Trustee subject to the security granted to National Westminster Bank plc as Security Trustee (the "Security Trustee") pursuant to a Composite Guarantee and Mortgage Debenture granted by the Company and others to National Westminster Bank Plc as Security Trustee dated 9 March 1998 ("the Banks' Security"). In the event of the service of a Special Dividend notice the Banks' Security shall be released by the Security Trustee in accordance with the provisions of the Deed of Release; and

      (e) provided further that, in the event that the Security Trustee is, in accordance with Clause 5.2 of the Deed of Release, released from all of its obligations under the Deed of Release, the Trust shall be terminated forthwith and the Proceeds and any income generated by the Proceeds shall be released and paid to the Security Trustee who shall be entitled to deal with such Proceeds and income free and clear of the Trust

11.2 Any Proceeds held in cash shall be placed in a bank account in the name of the Trustee (the "Account") and the terms of the Account shall be as follows:

      (a) it shall bear interest at a commercial rate for deposits of a size equivalent to the Proceeds;

      (b)   it shall be designated the "Kaye Share Proceeds Trust Account";

      (c) it shall be with National Westminster Bank plc which shall not hold any security from the Company or any member of the Company's Group in respect of the Proceeds save for the Banks' Security;

      (d) it shall not be encumbered in any way and not be subject to any right of set-off, counterclaim or withholding of any kind from National Westminster Bank plc except as provided for in the Banks' Security; and

      (e)   it shall be held in the name of the Trustee for the time being.

11.3 Subject to clause 11.1(e) in the event of either the conversion of the Investor Shares into ordinary shares of the Company, or the redemption of all of the Investor Shares, or the Company declaring the payment of the Special Dividend and such dividend becoming payable, the Investor and the Company shall as soon as reasonably practicable procure that the Proceeds and any interest accruing thereon are paid out of the Account in accordance with the provisions set out above.

11.4 The perpetuity period for the trusts created by this clause shall be 80 years.

11.5 Nothing in this Agreement or in the Articles and no actions taken pursuant to this Agreement or the Articles shall vest in the Investor or in any third party any right or interest of whatsoever nature in the share capital of Kaye or any interests derived therefrom and nothing effected pursuant to this Agreement or the Articles shall amount to any transfer or disposition of any such right or interest.

12    EXISTING SHAREHOLDERS' COVENANTS

12.1 The Existing Shareholders severally undertake to the Investor that at any time whilst the Investor remains registered as the holder of any of the Investor Shares they will procure that any director nominated by them to the Board of the Company will exercise his vote at Board meetings, and that they will exercise the votes attaching to their Shares, in a manner calculated to ensure that all Group Companies comply with the terms of this agreement.

13    COMPETITION OR MERGER NOTIFICATION

13.1 If the Investor considers that the exercise of any of its rights as a holder of the Investor Shares as set forth in article 3(b) of the Articles and/or in the Warrant is an event or are events which require a prior notification to be made under the merger laws or competition laws of any country, then all the parties shall co-operate, to such extent as they may be required by the Investor to do so, in providing all necessary information and assistance to enable such notification to be made and clearance to be obtained as soon as is reasonably practicable.

14    INVESTOR APPROVED OPTIONS

14.1 The Investor confirms for the purposes of article 3(b) of the Articles that it has granted its consent to the cancellation of certain options granted under the existing share option schemes operated by the Company and that the Investor consents to the issue of 3,864,000 new share options to such persons. Details of such arrangements are set out in the document entitled "Dilutive Options" annexed to the Disclosure Letter.

14.2 The Investor confirms and acknowledges that all such share options issued with its consent pursuant to clause 14. 1 above shall be Dilutive Options as referred to in the Articles and any other options granted by the Company with the prior written approval of the Investor after the date hereof shall also be Dilutive Options.

15    NATURE OF THIS AGREEMENT

15.1 The Articles will be deemed to be incorporated into the terms of this agreement. If, however, there is any conflict between the provisions of the Articles and the provisions of this agreement, then the provisions of this agreement will prevail.

15.2 Nothing in this agreement will be deemed to constitute a partnership between the parties or any of them.

16    CONFIDENTIALITY

16.1 Save as required by law or by the Panel, the London Stock Exchange, NASDAQ or any other regulatory body, no party will at any time hereafter make any announcement concerning the terms of this agreement to any person without the prior written consent of all of the others.

16.2 It is acknowledged by the parties that the Investor Directors and/or the Observers are appointed to ensure that the interests of the Investor in the Company are properly protected. Accordingly, the Investor Directors and/or the Observers are authorised to disclose to the Investor any confidential or other information relating to the Group which may come into their possession whether as directors of the Company or otherwise.

16.3 The Investor acknowledges and undertakes that all information that the Investor shall receive through its Observers, Investor Directors, representatives or otherwise, whether in relation to any Group Company, Kaye, KH or EXY, will remain confidential and will not be used for any other purpose other than for monitoring the Investor's investment pursuant to this agreement or the Warrant and the Investor shall take all reasonable steps to ensure that no such information shall be used for any other purpose or reaches any third parties save for information which is in or comes into the public domain other than through any act or omission of any member of the Daisytek Group or such people described above or otherwise with the prior written consent of the Company..

17    NOTICES

17.1 Any notice given under this agreement is to be in writing and signed by or on behalf of the party giving it. The notice may be served by leaving it at or sending it by facsimile transmission, recorded delivery or registered post:

(a) in the case of the Existing Shareholders to their addresses set out in this agreement or such other addresses as they may notify to the Investor for that purpose from time to time;

(b)   in the case of the Company, to its registered office for the time being;
      or

(c) in the case of the Investor and/or the Sub, to the address of Daisytek as set out in this agreement, and to the address of the Sub as set out in this agreement or such other address as either of the Investor or Sub may notify to the Company for that purpose from time to time.

17.2  Any notice so served is deemed to have been received:

(a)   in the case of personal service, upon delivery;

(b) in the case of facsimile transmission, 1 hour after the time of despatch provided that the facsimile is despatched on a Business Day and otherwise at 9.00 am the next Business Day; and

(c) in the case of recorded delivery or registered post, 48 hours from the date of posting.

17.3 In proving service by hand delivery or courier, it shall be sufficient to prove that the notice was properly addressed and delivered or posted, as the case may be, and in proving service by facsimile it shall be sufficient to prove that the correct confirmed answer back was received.

18    DURATION

18.1 The rights and obligations granted to and imposed upon the various parties to this agreement under clause 8 (Investor Protection) and clause 9 (Investor Observers) will cease to be enforceable immediately upon the Investor ceasing to hold 10% of the Investor Shares and/or 10% of the issued Ordinary Shares.

19    TRANSFERS

19.1 Subject to 19.2 the Investor Shares shall be freely transferable to any person subject to that person executing and delivering to the Company a Deed of Adherence at the time of such transfer.

19.2 A transfer of the Investor Shares shall be subject to the approval of the Board (such approval not to be unreasonably withheld) if the proposed transferee is not a Daisytek Group Company and if the transfer would result in Daisytek Group Companies holding less than 50% of the Investor Shares.

19.3 Each of the Existing Shareholders hereby authorise the Company to execute any such Deed of Adherence as may be required pursuant to Clause 19.1 in its/his name and as its/his behalf.

20    GENERAL

20.1 This agreement is binding upon and will enure for the benefit of the successors-in-title and personal representatives of the parties. This includes any successor to any Investor Shares transferred by the Investor to any person which is a party to this agreement by virtue of a Deed of Adherence.

20.2 This agreement (together with the various documents referred to in it) constitutes the entire agreement between the parties. No variations will be effective unless made in writing signed by or on behalf of all of the parties.

20.3 All provisions of this agreement which have not been performed in full at Completion are to remain in full force and effect notwithstanding Completion.

20.4 This agreement may be executed in any number of parts all of which taken together shall constitute one and the same agreement and any of the parties may execute this agreement by signing such a part.

21    GOVERNING LAW

21.1 This agreement is governed by English law. The parties agree to submit to the non-exclusive jurisdiction of the English courts.

IN WITNESS of which the parties have signed this agreement on the date set out above.

                                   SCHEDULE 1

                                   WARRANTIES

1     CORPORATE MATTERS

AUTHORITY AND CAPACITY

      (a) The Company has full power and authority to enter into and perform this agreement and any agreement or document to be entered into by the Company pursuant to or referred to in this agreement and each such agreement or document constitutes, or when executed will constitute, valid and binding obligations on the Company which are enforceable in accordance with their respective terms.

      (b) The Company has taken all corporate and other action necessary to enable it to enter into this agreement and any agreement or document to be entered into pursuant to or referred to in this agreement and has obtained all approvals and consents required by it for the performance by it of the transactions contemplated by this agreement and any agreement or document to be entered into pursuant to or referred to in this agreement.

      (c) The execution and delivery of, and the performance by the Company of its obligations under, this agreement and any agreement or document entered into pursuant to or referred to in this agreement will not:

            (i) result in a breach of any provision of the Constitutional Documents of any Group Company; or

            (ii) result in a breach of any order, judgment or decree of any court or governmental agency to which any Group Company is a party or by which a Group Company or any of its assets is bound.

      (d) Following the passing of the Resolutions, the Company has full power and authority to

            (i) allot and issue the Preference Shares to the Investor and to redeem the Preference Shares or convert the Preference Shares into Ordinary Shares in each case in accordance with the terms and conditions of the Preference Shares as set out in the Articles; and

            (ii)  issue the Warrant

      (e) The share capital of the Company and the shareholdings in the Company of the Existing Shareholders together with their Connected Persons as notified to the Company are as described in the Circular.

      (f) All consents, approvals, authorisations, orders, registrations, clearances and qualifications of or with any court or government agency or body having jurisdiction over any Group Company or any of their properties or any stock exchange authorities required for the execution and delivery by the Company of this agreement to be duly and validly authorised have been obtained or made and are in full force and effect.

CHANGES IN SHARE CAPITAL

      Since the Last Accounts Date:

      (g) no share or loan capital has been issued or allotted, or agreed to be issued or allotted, by the Company; and

      (h) the Company has not redeemed or purchased or agreed to redeem or purchase any of its share capital.

SUBSIDIARIES AND OTHER INTERESTS

      (i) Save for the nominee shareholders set out in Schedule 2 a Group Company is the sole legal and beneficial owner of the whole of the issued share capital of each of the Subsidiaries.

      (j) The whole of the issued share capital of each of the Subsidiaries has been validly allotted and issued and is fully paid or properly credited as fully paid.

      (k) There is no encumbrance on, over or affecting any of the share capital of any of the Subsidiaries and there is no agreement or arrangement to give or create any such encumbrance. No claim has been or will be made by any person to be entitled to any such encumbrance.

      (l) Apart from the Subsidiaries and its shareholding in Kaye and EXY, the Company does not own or have any interest of any nature whatsoever in any shares, debentures or other securities of any body corporate, whether incorporated in any part of the United Kingdom or elsewhere.

      (m) Except as disclosed in the Circular, no Group Company is a party to any contract or arrangement under which any person is entitled, or could become entitled, to have allotted or issued to him any shares or other securities in any Group Company.

DIRECTORS

      (n)   No person is a shadow director of the Company within the meaning of section 741 of the Act.

      (o) The Company has not been a party to any transaction to which any of the provisions of sections 320, 322A or 330 of the Act may apply.

CORPORATE COMPLIANCE

      (p) Each Group Company has at all times carried on business and conducted their affairs in all material respects in accordance with its Constitutional Documents for the time being in force.

      (q) Each Group Company is empowered and duly qualified to carry on business in all jurisdictions in which it now carries on business.

      (r) Due compliance has been made with all relevant other legal requirements in connection with the allotment or issue of any of the shares, debentures and other securities of each Group Company and the payment of dividends.

CONSTITUTIONAL DOCUMENTS

      (s) The copy of the Constitutional Documents of each Group Company which is attached to the Disclosure Letter is true, accurate and complete in all respects and has embodied in it or annexed to it a copy of every such resolution as is referred to in section 380 of the Act (or as may be required by similar legislation or regulations in any other jurisdiction).

DOCUMENTS FILED

      (t) All returns, particulars, resolutions and documents required by the Act or any other legislation to be filed with the Registrar of Companies in England and Wales, or any other authority, in respect of the Company have been duly filed within the relevant time limits and were true, accurate and correct.

      (u) All mortgages and charges in favour of the Company have (where necessary in order to secure their enforceability) been duly registered in accordance with the Act.

POSSESSION OF DOCUMENTS

      (v) All documents of title relating to the assets of any Group Company (including, without limitation, all title deeds relating to the Properties, an executed copy of all agreements to which such Group Company is a party and an original executed copy of every document or instrument creating or evidencing a charge over any of its assets, property or undertaking are in its possession or control.

DISCLOSURE LETTER

      (w) The information contained in the Disclosure Letter and any documents annexed to it:

            (i)   is true and accurate in all material respects; and

            (ii) does not omit anything which would make this information untrue, incorrect or misleading in any material respect; and

            (iii) fairly discloses every matter to which it relates.

COMMISSIONS

      (x) No one is entitled to receive from any Group Company any finder's fee, brokerage or other commission in connection with the subscription of the Investor Shares under this agreement.

KAYE, KH AND EXY

      (y) No member of the Board is actually aware of any matter or circumstance, and no document in respect of Kaye, KH and EXY provided to the Board since the Last Accounts Date discloses any matter or circumstance, which would or might constitute a breach of the other paragraphs of this Schedule 1 if each of those paragraphs were to be repeated in relation to each of Kaye, KH and EXY.

2     ACCOUNTS

THE LAST ACCOUNTS

      (a) The Last Accounts were prepared in accordance with the historical cost convention. The bases and policies of accounting adopted for the purposes of preparing the Last Accounts are the same as those adopted in preparing the audited accounts of the Company in respect of the last 3 preceding accounting periods.

      (b)   The Last Accounts:

            (i) give a true and fair view of the assets and liabilities and state of affairs of the Company, as the case may be, as at the Last Accounts Date and of its profits or losses for the financial period ended on that date;

            (ii) comply with all applicable requirements of the Act and other relevant statutes;

            (iii) have been prepared in accordance with UK Generally Accepted
                  Accounting Principles as applicable to a United Kingdom company as at the Last Accounts Date (or equivalent accounting principles in any other relevant jurisdiction);

            (iv) make full provision or reserve for all material actual liabilities of the Company outstanding as at the Last Accounts Date;

            (v) make proper provision (or note in accordance with good accountancy practice) for all contingent liabilities which would normally be provided for or noted;

            (vi) make provision reasonably regarded as adequate for all bad and doubtful debts;

            (vii) make full provision or reserve for all Taxation liable to be assessed on the Company or for which it may be accountable in respect of the period ended on the Last Accounts Date; and

            (viii) are not affected by any extraordinary, exceptional or non-recurring item.

      (c) No amount included in the Last Accounts in respect of any asset, whether fixed or current, exceeds its purchase price or production cost (within the meaning of Schedule 4 of the Act) or (in the case of current assets) its net realisable value on the Last Accounts Date.

      (d) Except as stated in the Last Accounts, no changes in its accounting policies were made by the Company in respect of any of its latest 3 financial years ended on the Last Accounts Date.

      (e) The unaudited management accounts of the Company for all periods ended after the Last Accounts Date were prepared in a manner consistent with that adopted in the preparation of the management accounts of the Company for all periods ended during the twelve months prior to the Last Accounts Date.

      (f) Having regard for the purpose for which such unaudited management accounts were prepared and so far as the Company is actually aware, they do not materially over-state the value of the assets nor materially under-state the liabilities of the Company as at the dates to which they were drawn up and do not materially over-state the profits of the Company in respect of the periods to which they relate.

BOOKS AND RECORDS

      (g) All the accounts, books, ledgers, financial and other records, of whatsoever kind, of each Group Company are in its possession or under its control or in the possession or control of the relevant Group Company, are up-to-date and have been maintained in accordance with all applicable laws and generally accepted accounting practices on a proper and consistent basis and comprise complete and accurate records of all information required to be recorded therein.

      (h) All the accounting records and systems (including, without limitation, computerised accounting systems) of each Group Company are recorded, stored, maintained or operated or otherwise held by a Group Company and are not wholly or partly dependent on any facilities or systems which are not under the exclusive ownership or control of a Group Company.

      (i) The register of members and other statutory books of each Group Company are in its possession or under its control, or in the possession or control of the Company, are up-to-date and have been maintained in accordance with all applicable laws and comprise a complete and accurate record of all information required to be recorded therein. No Group Company has received any written notice that any information contained in any of the statutory books is incorrect or should be rectified.

ACCOUNTING REFERENCE DATE

      The accounting reference date of the Company for the purposes of section 224 of the Act has been 31 December for at least the last three completed accounting reference periods.

3     FINANCE

CAPITAL COMMITMENTS

      (a) As at the Last Accounts Date, no Group Company had any outstanding capital commitments except as disclosed in the Last Accounts.

      (b) Since the Last Accounts Date, no Group Company has made or agreed to make any capital expenditure or incurred or agreed to incur any capital commitments, in any case in excess of L25,000 per item, nor has it disposed of or realised any capital assets or any interest therein.

DIVIDENDS AND DISTRIBUTIONS

      (c) Since the Last Accounts Date, no dividend or other distribution (as defined in ICTA) has been or is treated as having been declared, made or paid by the Company.

      (d) All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its Constitutional Documents and the applicable provisions of the Act (or equivalent legislation in any other relevant jurisdiction) and in accordance with any agreements or arrangements between the relevant Group Company and any third party regulating the payment of dividends and distributions.

LOANS BY THE COMPANY

      (e) Save for any intra-Group loans no Group Company has lent any money in excess of L1,000 which has not been repaid to it nor has it made any loan or quasi-loan contrary to the Act (or equivalent legislation in any other jurisdiction) for which there is any outstanding liability on the part of any Group Company.

LIABILITIES

      (f) There are no liabilities (including contingent liabilities) which are outstanding on the part of the Company other than :-

            (i)   those liabilities disclosed in the Last Accounts;

            (ii) contingent liabilities which were not required by UK GAAP to be disclosed or noted in the Last Accounts; or

            (iii) those liabilities which have been incurred in the ordinary and proper course of trading since the Last Accounts Date.

      (g) During the last 5 years no claim has been made against any Group Company in respect of any leasehold property where any Group Company has been the tenant of, or a guarantor in respect of, any leasehold property (other than the Properties) which is still outstanding.

BANK AND OTHER BORROWINGS

      (h) Full details of all limits on each Group Company's bank overdraft facilities are accurately set out in the Disclosure Letter.

      (i) The total amount borrowed by any Group Company from each of its bankers does not exceed its respective overdraft facilities.

      (j) The total amount borrowed by any Group Company (as determined in accordance with the provisions of the relevant instruments) does not exceed any limitations on its borrowing powers contained in its Constitutional Documents or in any debenture or other deed or document binding upon it.

      (k) No Group Company has outstanding loan capital, nor has it agreed to create or issue any such loan capital.

      (l) No Group Company has factored any of its debts, or engaged in financing of a type which would not require to be shown or reflected in the Last Accounts, or borrowed any money which it has not repaid, save for borrowings not exceeding the amounts shown in the Last Accounts.

      (m) Since the Last Accounts Date, no Group Company has repaid or become liable to repay any loan or indebtedness in advance of its stated maturity.

      (n) No Group Company has received written notice which is still outstanding from any lenders of money to it, requiring repayment or intimating the enforcement of any security the lender may hold over any of its assets and so far as the Company is aware there are no circumstances which are likely to give rise to any such notice.

CONTINUATION OF FACILITIES

      (o) In relation to all debentures, acceptance credits, overdrafts, loans and other financial facilities outstanding or available to any Group Company (referred to in this paragraph as "FACILITIES"):

(i) the Disclosure Letter sets out full details and there are attached to it accurate copies of all documents relating to the facilities;

(ii) there has been no contravention of or non-compliance with any provision or any of those documents;

(iii) no steps for the early repayment of any indebtedness have been taken or threatened;

(iv) there are no circumstances known to any Group Company whereby the Company knows or believes that the continuation of any of the facilities might be prejudiced or made subject to the alterations of any terms or conditions

(v) none of the facilities is dependent on the guarantee or indemnity of or any security provided by a third party; and

(vi) no Group Company has any knowledge, information or belief that, as a result of the acquisition of the Investor Shares by the Investor or any other thing contemplated in this agreement, any of the facilities might be terminated or mature prior to its stated maturity.

4     TRADING

CHANGES SINCE LAST ACCOUNTS DATE

      Since the Last Accounts Date:

      (a) the business of each Group Company has been carried on in the ordinary and normal course so as to maintain the same as a going concern;

      (b) there have been no significant changes in (or any developments involving a probable significant prospective change in) or affecting the condition (financial or otherwise), prospects, turnover, financial or trading position, business affairs, management or properties of each Group Company whether or not arising in the ordinary course of business;

      (c) no resolution of the members of any Group Company has been passed, whether in general meeting or otherwise (other than any resolutions relating to the routine business of an annual general meeting);

      (d) no Group Company has entered into any material contract outside the ordinary and normal course of business or any arrangement of an onerous or long-term nature;

      (e) no Group Company has assumed or incurred any material liability (including any contingent liability) which is not fully provided for in the Last Accounts otherwise than in the ordinary and normal course of business;

      (f) no Group Company has by doing or omitting to do anything prejudiced its goodwill to any material extent;

      (g) no part of the business of any Group Company has been affected by any abnormal factor not affecting similar businesses to a like extent.

JOINT VENTURES AND PARTNERSHIPS

      (h) No Group Company is, nor has it agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association.

      (i) No Group Company is not, nor has it agreed to become, a party to any agreement or arrangement for sharing commissions or other income.

AGENCY AGREEMENTS

      (j) No Group Company is a party to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement other than in the ordinary course of business.

      (k) There is not now outstanding any agreement or arrangement allowing any third party to act or trade as agent of any Group Company other than in the ordinary course of business.

POWERS OF ATTORNEY AND AUTHORITY

      (l)   No power of attorney given by any Group Company is in force.

      (m) There are not outstanding any authorities (express or implied) by which any person (other than a director of any Group Company) may enter into any contract or commitment to do anything on behalf of any Group Company.

GUARANTEES AND INDEMNITIES

      (n) No Group Company has entered into any guarantee or agreement for indemnity or for suretyship in respect of any debt, liability or obligation of any third party other than another member of the Group.

      (o) There are no intra-Group guarantees given other than by any Group Company nor has any other third party entered into or provided any guarantee or agreement for indemnity or for suretyship or performance bond or other security in respect of any debt, liability or obligation of a Group Company.

INSIDER CONTRACTS AND ARRANGEMENTS

      (p) There is not now outstanding and there has not at any time during the 3 years prior to the date of this agreement been any contract or arrangement between any Group Company on the one hand and the Existing Shareholders and/or any Connected Person of the Existing Shareholders and/or any director of the Company.

      (q) no Group Company depends to any material extent upon the use of any assets owned by, or facilities or services provided by, any Existing Shareholder and/or any Connected Person of any of the Existing Shareholders.

      (r) There is not now outstanding any debt, liability or obligation of any Group Company to any Existing Shareholder and/or any Connected Person of any of the Existing Shareholders other than normal trade indebtedness arising in the ordinary course of business.

      (s) There are no agreements, arrangements or understandings (whether legally enforceable or not) between a Group Company and any Existing Shareholder and/or any Connected Person of any Existing Shareholder relating to the management of a Group Company's business, or the appointment or removal of directors of a Group Company, or the ownership or transfer of ownership of any shares or other securities in a Group Company or the letting of any of the assets of a Group Company, or the provision, supply or purchase of finance, goods, services or other facilities to, by or from a Group Company, or in any other respect relating to its business or affairs.

      (t) No Existing Shareholder nor any Connected Person of any Existing Shareholder has any rights or interests, whether directly or indirectly, in any business other than that now carried on by any Group Company which are or are likely to be or become competitive with the business of a Group Company except as the registered holder or beneficial owner for investment purposes only of not more than 10% of the equity share capital of any company listed on the Official List of the London Stock Exchange or on the Alternative Investment Market or any other recognised investment exchange.

DEFAULTS

      (u) Save for circumstances which are outside of the Company's knowledge and belief, no event has occurred or is subsisting which constitutes or would with the giving of notice and/or lapse of time constitute a material default, or result in the acceleration by reason of default, of any obligation, under any agreement, undertaking, instrument or arrangement to which any Group Company is a party or by which it or any of its properties, revenues or assets are bound or in the infringement by a Group Company of any material rights held by third parties and to the best of the Company's knowledge, there are no facts, matters or circumstances which are likely to give rise to any such default.

      (v) Save for circumstances which are outside of the Company's knowledge and belief, no Group Company is nor will it with the lapse of time become:

            (i) in default under any obligations existing by reason of membership of any association or body; or

            (ii) materially liable in respect of any representation or warranty (whether express or implied) or any matter giving rise to a duty of care on its part.

VALIDITY OF AGREEMENTS

      (w) To the best of the Company's knowledge and belief, there are no grounds for rescission, avoidance or repudiation of any material agreement or, other material transaction to which a Group Company is a party, none of such agreements or other transactions are invalid and no Group Company has received written notice of any intention to terminate any such agreement or repudiate or disclaim any such transaction.

      (x) No party with whom the Company has entered into any material agreement has given written notice to terminate or rescind or has sought to repudiate or disclaim any such agreement or, to the best of the Company's knowledge, and belief verbally indicated its intention to do so.

LICENCES AND CONSENTS

      (y) To the best of the Company's knowledge and belief, each Group Company has obtained all material licences, permissions, authorisations and consents from any person, authority or body which are necessary for the proper carrying on of its business in the places and in the manner in which such business is now carried on.

      (z) So far as the Company is aware, all such licences, permissions, authorisations and consents are in full force and effect, are not limited in duration or subject to any unusual or onerous condition.

      (aa) So far as it is aware, no Group Company is in breach of any of the terms or conditions of any such licence, permission, authorisation or consent and, to the best of the knowledge, information and belief of the Company there are no facts, matters or circumstances which might in any way prejudice the continuation or renewal of any such licence, permission, authorisation or consent.

      (bb) So far as the Company is aware, no party is or will be entitled to terminate or revoke any such licence, permission, authorisation or consent as a result of the entry into or performance of this agreement or any of the transactions contemplated by this agreement (including, for the avoidance of doubt, the conversion of the Investor Shares into Ordinary Shares.)

LITIGATION

      (cc) Except as plaintiff in relation to the collection of unpaid debts arising in the ordinary course of business, no Group Company nor any person for whose acts or defaults a Group Company may be vicariously liable is involved in any legal or administrative or arbitration proceedings (whether as plaintiff or defendant or otherwise) and no such proceedings are pending or threatened and, so far as the Company is aware, there are no facts, matters or circumstances which are likely to give rise to any such proceedings.

      (dd) In sub-paragraph (cc) "proceedings" includes any civil or criminal proceedings, any form of arbitration, and any action or investigation by (or by any person appointed by) any governmental, statutory, public or regulatory authority or organisation of or in any country (including any investment exchange and any authority or body which regulates investment business or which is concerned with mergers or tax) or by the European Commission or any other agency of the European Union.

      (ee) So far as the Company is aware, there is no unfulfilled or unsatisfied judgment or court order outstanding against a Group Company.

INVESTIGATIONS AND DISPUTES

      (ff) No Group Company has received written notification of any governmental or official investigation or inquiry concerning any Group Company or any of its directors or employees is in progress or pending and, so far as the Company is aware, there are no facts, matters or circumstances which are likely to give rise to any such investigation or inquiry.

      (gg) There is no dispute with any government or any agency or body acting on behalf of such government or any other body or authority in the United Kingdom or elsewhere in relation to the affairs of a Group Company and, so far as the Company is aware, there are no facts, matters or circumstances which are likely to give rise to any such dispute.

      (hh) No Group Company is party to any undertaking or assurance given to any court or government or governmental agency or regulatory body given or enforced in the last five years and which is still in force.

COMPLIANCE WITH LAWS

      (ii) Each Group Company has conducted and is conducting its business in all material respects in accordance with all applicable laws and regulations whether of the United Kingdom or elsewhere.

      (jj) No Group Company is in breach of any order, decree or judgment of any court or any governmental or regulatory authority (whether of the United Kingdom or elsewhere) issued to or enforced upon such Group Company within the last 5 years.

      (kk) No Group Company carries on (and has not, at any time when not an authorised person under Chapter III Financial Services Act 1986 or section 98(a) Friendly Societies Act 1992 carried on or under any equivalent legislation in any other jurisdiction) investment business, in any jurisdiction, and in the United Kingdom within the meaning of section 1 Financial Services Act 1986.

INSOLVENCY

      (ll)  No Group Company is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (or any equivalent legislation in any other relevant jurisdiction).

      (mm) No order has been made or petition presented or meeting convened for the purpose of considering a resolution for the winding up of any Group Company nor has any such resolution been passed. No petition has been presented for an administration order to be made in relation to a Group Company and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets or undertaking of any Group Company.

       (nn) No composition in satisfaction of the debts of any Group Company or scheme of arrangement of its affairs or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members has been proposed, sanctioned or approved.

       (oo) No distress, execution or other process been levied or applied for in respect of the whole or any part of any of the property, assets or undertaking of any Group Company.

       (pp) No Group Company has been a party to any transaction with any third party which it is aware, in the event of such third party going into liquidation or being the subject of an administration order or a bankruptcy order, is likely to constitute (whether in whole or in part) a transaction at an undervalue, a preference, an invalid floating charge or an extortionate credit transaction or part of a general assignment of debts pursuant to the Insolvency Act 1986.

       (qq) Save for circumstances outside of the knowledge and belief of the Company, no action has been taken by any Group Company and no matter has occurred which is equivalent or similar in any jurisdiction to any of the actions on matters referred to in sub-paragraphs (ll) to (pp)

COMPETITION AND TRADE

       (rr) No Group Company has committed or omitted to do any act or thing which could give rise to any fine or penalty under any of the following legislation; nor is any Group Company a party to any agreement, practice or arrangement which in whole or in part:

              (i) contravenes the provisions of the Trade Descriptions Act 1968 and the Consumer Protection Act 1987 (or equivalent jurisdiction in which the Group Company carries on business);

              (ii) would or might result in an investigation by the Office of Fair Trading and/or the Competition Commission under the Fair Trading Act 1973 (or equivalent jurisdiction in which the Group Company carries on business);

              (iii) contravenes the provisions of the Consumer Credit Act 1974 (or equivalent jurisdiction in which the Group Company carries on business);

              (iv) contravenes or is invalidated by the provisions of the Resale Prices Act 1976 (or equivalent jurisdiction in which the Group Company carries on business);

              (v) contravened or is invalidated (in whole or in part) by or was subject to registration under the Restrictive Trade Practices Acts 1976 and 1977 (or equivalent jurisdiction in which the Group Company carries on business);

              (vi) contravenes or is invalidated by the Competition Act 1998 (or equivalent jurisdiction in which the Group Company carries on business);

              (vii) contravenes Articles 81 or 82 (formerly Articles 85 and 86 respectively) of the EC Treaty or any other provisions of the EC Treaty or which has been notified to the European Commission for a negative clearance or exemption; or

              (viii) contravenes any other anti-trust, anti-monopoly,
                     anti-cartel legislation, fair trading, consumer protection or similar legislation or regulations in any other jurisdiction where the Group Company carries on business or has any assets.


       (ss) The Company is not, and has not during the last 5 years been, the subject of any investigation by the Office of Fair Trading, the Competition Commission, the European Commission or any other anti-trust regulatory body and has not contravened any undertakings given to any such body during the last 5 years.

       (tt) None of the businesses or activities of any Group Company as currently conducted could give rise to the imposition of any anti-dumping duty or other sanction under any trade regulation legislation in respect of any products manufactured by a Group Company or in which a Group Company trades.

       (uu) No anti-dumping duty regime or other sanction under any trade regulation legislation is currently applicable to any product which any Group Company manufactures, trades or sells.

       (vv) No undertaking has been given by any Group Company to any governmental authority (including, without limitation, the authorities of the European Community) under any anti-dumping or other trade regulation.

DATA PROTECTION

       (ww) Each Group Company has complied in all material respects with all relevant requirements of the Data Protection Act 1984 and/or the Data Protection Act 1998 (or equivalent legislation in any other jurisdiction) including compliance with the following:

              (i)    the data protection principles established in that Act;

              (ii)   requests from data subjects for access to data held by it;
                     and

              (iii) the requirements relating to the registration of data users.

       (xx) No Group Company has received a notice or allegation from either the data protection registrar or a data subject alleging non-compliance with the Data Protection Act 1984, the Data Protection Act 1998 (or any equivalent jurisdiction in which the relevant company carries on business) or any of the data protection principles or prohibiting the transfer of data to a place outside the United Kingdom. No individual has claimed, or has the right to claim, compensation from a Group Company under the Data Protection Act 1998 (or equivalent legislation in any other jurisdiction) for loss or unauthorised disclosure of data.

QUESTIONABLE PAYMENTS

       (yy) None of the directors, officers, employees, agents or other persons acting on behalf of any Group Company or any of the Existing Shareholders has been party to:

              (i) the use of any assets of any Group Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or to the making of any direct or indirect unlawful payment to government officials or employees from such asset; or

            (ii) the establishment or maintenance of any unlawful or unrecorded fund of monies or other assets; or

            (iii) the making of any false or fictitious entries in the books or records of the Company;

            (iv)  the making of any unlawful payment.

PARTICULARS OF EMPLOYEES

      (zz) Schedule 4 contains full and accurate particulars of all remuneration payable and other benefits provided or which all Group Companies are bound to provide (whether now or in the future) to the Key Employees. The Disclosure Letter also contains accurate and complete particulars of employment including, without limitation, all contracts of employment, offer letters, handbook, policies and procedures, dates of birth and date of commencement of continuous employment in respect of each employee of the Key Employees.

      (aaa) All subsisting contracts of employment or service agreements with Key Employees to which any Group Company has entered into or become bound by are terminable by it on three months' notice or less without giving rise to any claims for damages or compensation (other than in accordance with the Employment Rights Act 1996 or other similar legislation in other jurisdictions).

      (bbb) No Key Employee has been given notice of the termination of his employment and no Group Company has received any notice of termination from any of the Key Employees in respect of their contracts of employment since the Last Accounts Date and no Key Employee has indicated his or her intention of leaving the Group.

      (ccc) None of the Key Employees have ever expressed opposition to the Investor acquiring the Investor Shares or have ever offered to purchase any of the Investor Shares and none of the Key Employees are entitled to receive any payment on a change in the Group's shareholding structure.

SALARY COSTS

      (ddd) Since the Last Accounts Date, no change has been made (or agreed) in the rate of remuneration or the emoluments or pension benefits of any director or officer of any Group Company and no change has been made (or agreed) in the terms of the engagement (including as to the level of fees) of any director of the Company.

      (eee) As at the date of this agreement, Key Employees of every Group Company have been paid all sums and have received all benefits to which they are entitled.

      (fff) No Group Company has in existence or participates in any share incentive scheme or share option scheme nor is it proposing to introduce or participate in any such scheme.

      (ggg) There are no schemes (whether contractual or discretionary) in operation by, or in relation to any Group Company under which any director or senior manager of a Group Company is entitled to any bonus, profit-share, commission or other incentive scheme (whether calculated by reference to the whole or part of the turnover, profits/losses or sales of a Group Company, the Group as a whole or otherwise).

      (hhh) No Group Company has registered a profit-related pay scheme under the provisions of Part V Chapter III of ICTA (or under similar legislation in another jurisdiction).

      (iii) No Group Company is bound nor accustomed to pay any monies (other than in respect of contractual remuneration or emoluments of employment or pension benefits) to or for the benefit of any director or employee of a Group Company.

      (jjj) There are no existing redundancy schemes of the Group Company under which payments greater than the statutory minimum payments are payable and there are no anticipated redundancy programmes or plans.

LIABILITIES TO EMPLOYEES

      (kkk) So far as the Company is aware no outstanding liability has been incurred by any Group Company for breach of any contract of employment or contract for services or redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or for sex, race or disability discrimination or for failure to comply with any order for the reinstatement or re-engagement of any employee or in respect of any other liability arising out of their employment, or the variation or termination of any contract of employment or contract for services.

COMPLIANCE

      (lll) In relation to its employees so far as the Company is aware each Group Company has complied in all material respects with all statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders and awards relevant to their conditions of service or to the relations between it and its employees, former employees or any recognised trade union.

      (mmm) All National Insurance and sums payable by any Group Company to the Inland Revenue under the PAYE system (or to the revenue office of any country other than the UK under such similar legislation as may be applicable in such jurisdiction) have been duly and properly paid. Each Group Company has maintained proper records in respect of all such matters. Each Group Company has deducted all tax required by law to be deducted from all other payments to (or treated as made to) employees and ex-employees of the relevant Group Company. Each Group Company has accounted to the Inland Revenue (or the revenue office in any other country outside of the UK) for all tax so deducted together with all tax chargeable on benefits provided for its employees and ex-employees.

      (nnn) Each Group Company has taken every reasonable step to ensure that records held in respect of its employees comply with the requirements of the Data Protection Act 1998 in respect of the United Kingdom and in respect of any other jurisdiction any laws relating to the use, control and dissemination of information and records relating to employees.

      (ooo) During the period of 6 years preceding the date of this agreement, no Group Company incorporated in the UK has been a party to any "relevant transfer" (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981, as amended) or failed to comply with any duty to inform and consult with appropriate representatives of any affected employees under Regulation 10 of the Transfer of Undertakings (Protection of Employment) Regulations 1981, as amended.

      (ppp) Each Group Company has complied in all material respects with its obligations under the Working Time Regulations 1998 (or such similar legislation as may be applicable in another jurisdiction), in particular, as to the hours worked by its employees and as to its record-keeping obligations.

EMPLOYMENT CLAIMS

      (qqq) There are no legal or other proceedings between a Group Company on the one hand and any director or employee of the Company or consultant or former director or employee of any Group Company on the other hand nor are any such proceedings pending or threatened and no enquiry or investigation has been made or threatened by the Commission (or such similar body or organisation properly constituted and recognised in any other jurisdiction) for Racial Equality or the Equal Opportunities Commission in respect of any act, event, omission or other matter arising out of or in connection with:

            (i)   any application for employment by any person;

            (ii)  the employment or termination of employment of any person; or

            (iii) any retirement/death/disability benefit or any other benefit of whatever type.

      (rrr) There are no claims pending or threatened or capable of arising against any Group Company by an employee, independent contractor or any other third party, in respect of any accident, disease, illness or injury, which are not fully covered by insurance.

      (sss) In the 12 months preceding this agreement, no improvement or prohibition notice has been served on any Group Company in connection with the conduct of its business by any body responsible for health and safety.

INDUSTRIAL DISPUTES

      (ttt) Neither a Group Company nor its directors or employees is involved in any actual or threatened trade dispute as defined by section 218 Trade Union and Labour Relations (Consolidation) Act 1992 (or similar legislation in any other jurisdiction in which the Group Company carried on business).

      (uuu) No dispute has arisen during the 6 years preceding the date of this agreement between a Group Company and any material number or category of its employees (or any trade union or other body representing all or any of such employees) and, so far as the Company is aware, there are no facts, matters or circumstances which may give rise to any such dispute.

PENSIONS

      (vvv) No Group Company is under any material legal liability or voluntary commitment to pay or make any contribution in respect of any pension or other retirement, death or disability benefit to any person except in accordance with the Pension Scheme.

      (www) The Pension Scheme has been operated in accordance with all applicable rules and laws and in particular all contributions payable by a Group Company have been paid.

      (xxx) All sums payable in respect of the Pension Scheme (whether payable by a Group Company, the members or the trustees) have been paid and no services have been rendered or requested for which an account has not been rendered.

      (yyy) The Pension Scheme provides only money purchase benefits (as defined in Section 84 of the Social Security Act 1986) for the beneficiaries of the Pension Scheme and no Group Company has given any promises or assurances (oral or written) to any beneficiary that his or her benefits under the Pension Scheme will be calculated wholly or partly by reference to any person's remuneration or equate (approximately or exactly) to any particular amount.

5     PRE-COMPLETION EVENTS

      Since the Last Accounts Date, and other than as disclosed in the Last Accounts or as contemplated by this agreement or as publicly announced to the Company Announcements Office of the London Stock Exchange by the Company prior to the execution of this agreement:

      (a) no member of the Group has declared, paid or made or proposed the declaration, paying or making of, any dividend or other distribution whether payable in cash or otherwise other than distributions by any Group Company payable to other Group Companies except in accordance with the Group's normal group financing;

      (b) no member of the Group has made, authorised or proposed or announced its intention to propose any change in its share or loan capital except in respect of shares or loan capital held by another Group Company;

      (c) no member of the Group has, save as between Group Companies or upon exercise of rights to convert or subscribe for Ordinary Shares pursuant to the exercise of options under the Company's existing share option schemes issued, or authorised or proposed the issue or grant of, additional shares of any class or securities convertible into or rights, warrants or options to subscribe for or acquire any such shares or convertible securities or redeemed, purchased, repaid or reduced any part of its share capital;

      (d) no member of the Group has authorised, issued or proposed the issue of any debentures or (save in the ordinary course of business) incurred or increased any indebtedness or contingent liability or amended the terms of any such indebtedness or contingent liability and all indebtedness or contingent liability has been discharged only in accordance with existing debt repayment schedules;

      (e) there has been no material adverse change or deterioration of the businesses or the financial or trading position or profits or prospects of the Group.

      (f) save for transactions between Group Companies, no member of the Group has merged with or demerged from any body corporate or acquired, disposed or (in either case otherwise than in the ordinary course of trading) transferred any assets or any right, title or interest to any asset (including shares in subsidiaries, associates and trade investments) or authorised or proposed or announced any intention to propose any merger, de-merger, acquisition, disposal or transfer as aforesaid;

      (g) no litigation or arbitration proceedings, prosecution or other legal proceedings has been instituted or threatened or remain outstanding to which any member of the Group is a party in each case which is material in the context of the relevant member of the Group;

      (h) no member of the Group has entered into any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is not in the ordinary course of business or is of a long-term or unusual nature or which will result in the material restriction of the scope of business or which involves or could reasonably be expected to involve an obligation of a nature or magnitude which is material;

      (i) no member of the Group has entered into or varied the terms of any service agreement with any of the senior executives or directors of the Company or any connected persons of any such persons (within the meaning of Section 346 of the Companies Act);

      (j) no member of the Group has taken any corporate action for or made any proposal for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrator, administrative receiver or similar officer or had any such person appointed;

      (k) no member of the Group has made any amendment to its Constitutional Documents; and

      (l) no member of the Group has proposed or entered into any agreement, arrangement or commitment with respect to any of the transactions or events referred to in (a) to (k) above.

6     ASSETS

OWNERSHIP OF ASSETS

      (a) A Group Company is the legal and beneficial owner and has good and marketable title to all assets included in the Last Accounts or acquired by it since the Last Accounts Date (except for any current assets sold or realised in the ordinary and normal course of business since the Last Accounts Date the value of which does not exceed in aggregate L100,000) and none of such assets is the subject of any encumbrance, equity, option, right of pre-emption or royalty except for:

            (i) any hire or lease agreement entered into in the ordinary course of business;

            (ii) retention of title provisions in respect of goods and materials supplied to a Group Company in the ordinary course of business; or

            (iii) liens arising in the ordinary course of business by operation of law.

      (b) There is no dispute, directly or indirectly, between any Group Company and any person relating to any of the assets of a Group Company which is material in the context of the Group as a whole.

      (c) All of the material assets owned by a Group Company or which a Group Company has a right to use are in its possession or under its control.

INSURANCE

      (d) All the assets of the Group of an insurable nature have at all material times and are as at the date of this agreement insured in amounts reasonably regarded as adequate (with no provision for deduction or excess) against fire and other risks normally insured against by persons carrying on the same type of business as that carried on by the Group.

      (e) The Group is now and has at all material times been adequately insured against accident, damage, injury, third party loss (including, without limitation, product liability), loss of profits and other risks normally insured against by persons carrying on the same type of business as that carried on by the Group.

      (f) All policies of insurance effected by or for the benefit of the Group are currently in full force and effect and nothing has been done or omitted to be done which could make any such policy of insurance void or voidable or which is likely to result in an increase in premium.

      (g) So far as the Company is aware no Group Company has done or omitted to do anything which renders such insurances voidable

      (h) There is no material insurance claim made by any Group Company pending or threatened (save for circumstances outside of the knowledge and belief of the Company) or outstanding, and all premiums in respect of all insurances have been duly paid.

INTELLECTUAL PROPERTY RIGHTS

      (i) The Group is the legal and beneficial owner of its Intellectual Property Rights, free from any and all encumbrances, options and third party rights and the Group has a valid and subsisting licence to use all Intellectual Property Rights of any third party which it may be using.

      (j) No Group Company is obliged to grant any licence, sub-licence, security interest, option, lien, or assignment of or in respect of any of the Intellectual Property Rights.

      (k) No Group Company has received any notice (whether written or otherwise) of any fact or matter (including any acts or omissions of a Group Company) which might make any of the Intellectual Property Rights, either in whole or in part, invalid and/or unenforceable.

      (l) No Group Company has received any notice (whether written or otherwise) that any of the Intellectual Property Rights:

            (i)   are being infringed; or

            (ii) are the subject of any pending or threatened proceedings for opposition, cancellation, revocation, rectification, licence of right or relating to title or proceedings similar to any of the aforementioned anywhere in the world.

      (m) No Group Company has received any notice (whether written or otherwise) that the carrying on of the business of the Group in the manner in which it was carried on immediately before the date of this agreement infringes or conflicts with any Intellectual Property Rights of any third party.

7     PROPERTIES

      (a) The Properties are the only properties, owned, controlled, used or occupied by the Group Companies and all deeds and documents necessary to prove title to each Property are in the possession of the relevant Group Company or are the subject of acknowledgements.

      (b) Where the relevant Group Company is the legal and beneficial owner in possession of a Property, it is in exclusive occupation of it and has a good and marketable title to it.

      (c) In relation to each Property as is of leasehold tenure the relevant Group Company has paid the rent and observed and performed the covenants on the part of the lessee and the conditions contained in any leases (which expression includes underleases) under which the Properties are held and the last demands for rent (or receipts if issued) were unqualified and all such leases are valid and in full force.

      (d) There are no disputes regarding boundaries, easements, covenants or other matters relating to any Property or its use.

      (e) The Properties are not subject to any tenancies (which expression includes subtenancies) in favour of any third party.

      (f) All covenants (whether affecting the freehold or leasehold titles to the Properties) have been properly performed and observed and neither any Seller nor a Group Company has received notice of any outstanding breach of covenant as regards any Property.

      (g) The information contained in Schedule 3 is complete and accurate in all respects.

      (h) No Group Company has been a guarantor of a tenant's covenants in any lease during the last 5 years.

      (i) No Group Company has surrendered the lease of any leasehold property to the reversioner without first investigating the reversioner's title and without receiving from the reversioner an absolute release from the tenant's covenants in the relevant lease and from all liability arising under that lease.

      (j) No Group Company has assigned any leasehold property of which it was the original tenant in respect of which it entered into a covenant with the landlord to observe and perform the tenant's covenants under that lease without receiving a full and effective indemnity in respect of its liability under that lease.

PLANNING MATTERS

      (k) The use of each of the Properties is the lawful use for the purposes of the Planning Acts (or such similar legislation as may be in force in another jurisdiction).

      (l) Compliance has been made in all material respects with all applicable statutory and bye-law requirements with respect to the Properties and in particular (but without limitation) with the requirements as to fire precautions and under the Office, Shops and Railway Premises Act 1963, the Public Health Acts 1936 to 1961, the Factories Act 1961, the Building (Inner London) Regulations 1985, the Food Premises (Registration) Regulations 1981 and the Food Safety Act 1990 or similar legislation in other jurisdictions in which the Properties are situated.

      (m) There are no closing, demolition or clearance orders, enforcement notices or stop notices affecting the Properties.

      (n) All premiums payable in respect of insurance policies with respect to the Properties which have become due have been duly paid and no circumstances have arisen which would vitiate or permit the insurers to avoid such policies.

      (o) The Group has paid the rent and all other sums payable under the lease on the due dates for payment and the last demand for rent was unqualified and the Group has materially observed and performed the covenants on the part of the tenant and the conditions contained in any lease.

      (p) There is no obligation to reinstate the Properties by removing or dismantling any alteration or improvements made to them by any Group Company or any predecessor in title to the Group.

      (q) There are no circumstances which would entitle any landlord to exercise any powers of entry or to take possession, whether by way of forceable re-entry or proceedings, or which would otherwise restrict the continued possession and enjoyment of the Properties.

ENVIRONMENTAL MATTERS

      (r)   The Properties :

            (i) do not have or contain any storage tanks or any dangerous, radioactive, toxic or hazardous substance or article or any waste or other pollutant or contaminant (whether above or below ground);

            (ii) are not nor have they in the past been used for the deposit, storage, treatment or disposal of waste or sewage; and

            (iii) are not referred to or listed in any register of polluted or contaminated land or contaminative uses kept pursuant to any Environmental Laws nor are there are any facts or circumstances which would or might give rise to an entry in any such register whether such register is now in existence or is required to be established in the future.

8        TAXATION

         (a) The Last Accounts reserve or provide for all Taxation in accordance with accounting standards generally accepted in the UK (whether actual or contingent) of any nature whatsoever or other sums imposed, charged, assessed, levied or payable under the Taxation Statutes for which the Company was at the Last Accounts Date liable or able to be made liable.

         (b) The amount of the provision for deferred Taxation in respect of the Company contained in the Last Accounts was, at the Last Account Date in accordance with accountancy practices generally accepted in the United Kingdom and commonly adopted by companies carrying on businesses similar to those carried on by the Company and, in particular, was in accordance with Statement of Standard Accounting Practice 15.

         (c) If all facts and circumstances which are now known to the Company had been known at the time the Last Accounts were drawn up, the provision for deferred Taxation that would be contained in the Last Accounts would be no greater than the provision which was so contained.

         (d) Each Group Company has duly and punctually paid all Taxation which it has become liable to pay or for which it has become liable to account and is under no liability (and has not within the 6 years prior to the date hereof been liable) to pay any penalty, fine, surcharge or interest in connection with any Taxation.

         (e) All payments by any Group Company to any person which ought to have been made under deduction of Taxation have been so made and the Company has if required by law to do so accounted to the relevant Taxation Authority for the Taxation so deducted and the Company has not received any notice from any Taxation Authority which will or may require the Company to withhold Taxation from any payment made since the Last Accounts Date or which may be made after the date of this agreement.

         (f) Each Group Company has operated the Pay As You Earn system (or such similar system as may be operated in another jurisdiction) correctly in all material respects and has complied with all its reporting obligations to the Inland Revenue and the Contributions Agency (or such similar organisation in another jurisdiction) in connection with benefits provided for employees and former employees of that Group Company

         (g) All necessary information, notices, computations and returns which should have been submitted by the Company to the Inland Revenue, H M Customs and Excise and any other relevant tax or excise authority, whether in the United Kingdom or elsewhere, have been submitted within the prescribed time limits including for the avoidance of doubt all claims, disclaimers and elections which on or before the date of this agreement are required by law to have been made, given or delivered for tax purposes. All such information, notices, computations and returns submitted to the Inland Revenue, H M Customs and Excise and such other authorities were and remain correct and complete in all material respects, were made on a proper basis and the computations and returns have been agreed with or are the subject of a determination by the relevant Taxation Authority and the Company has provided all information required to be provided under the Taxation Statutes or pursuant to any notice served thereunder.

         (h) There is no dispute or disagreement outstanding nor is any contemplated at the date of this agreement with any Taxation Authority regarding liability or potential liability to any tax or duty (including in each case penalties or interest) recoverable from the Company or regarding the availability of any relief from tax or duty to the Company and there are no circumstances which make it likely that any such dispute or disagreement will arise.

         (i) Each Group Company has duly submitted all claims and disclaimers which have been assumed to have been made for the purposes of the Last Accounts. Each Group Company has sufficient records relating to past events including any elections made, to calculate the tax liability or relief which would arise on any disposal or on the realisation of any asset owned at the Last Accounts Date by Each Group Company or acquired by a Group Company since that date.

         (j) No Group Company has not participated in or operated scheme as defined in section 202 ICTA or any scheme approved, or for which approval has been or is to be sought, under Chapter III of Part V ICTA (profit related pay) or such similar scheme as may be operated in another jurisdiction.

         (k) All statements and disclosures made to any authority in connection with any provision of the Taxation Statutes whatsoever were when made and remain complete and accurate in all material respects.

         (l) No transaction has been effected since by any Group Company during the last 6 years in respect of which any consent or clearance from a Taxation Authority was required or was or could have been sought:

                  (i) without such consent or clearance having been validly obtained before the transaction was effected; and

                  (ii) otherwise than in accordance with the terms of and so as to satisfy any conditions attached to such consent or clearance; and

                  (iii) otherwise than at a time when and in circumstances and in which such consent or clearance was valid and effective.

TAX EVENTS SINCE THE LAST ACCOUNTS DATE

         Since the Last Accounts Date:

         (m)      No accounting period of any Group Company has ended;

         (n) There has been no disposal of any asset (including trading stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for any Taxation purposes;

         (o) No event has occurred which will give rise to Taxation payable by a Group Company calculated by reference to deemed (as opposed to actual) income, profits or gains or which will result in any Group Company becoming liable to pay or bear any Taxation directly or primarily chargeable against or attributable to another person, firm or company; and

         (p) Except for certain reasonable business entertainment expenses no Group Company has made any payment or incurred any obligation to make a payment which will not be deductible in computing trading profits for the purposes of corporation tax, or be deductible as a management expense of an investment company.

VALUE ADDED TAX

         (q) Each Group Company is, where registered in a jurisdiction where value added tax is applicable duly registered for the purposes of value added tax and the no such Group Company is partially exempt for the purposes of value added tax.

         (r) No Group Company has been required in the last three years to give security to H M Customs and Excise (or such similar organisation in another jurisdiction) and has paid in full all value added tax and all excise duties which are or may become payable in respect of any assets (including trading stock) imported or owned, or services received from abroad, by the Company.

STAMP DUTY

         (s) All documents in the possession or under the control of any Group Company or to the production of which a Group Company is entitled which establish or are necessary to establish the title of a Group Company to any material asset have been duly stamped and any applicable stamp duties or charges in respect of such documents have been duly accounted for and paid, and no such document which is outside the United Kingdom would attract stamp duty if it were brought into the United Kingdom. All documents in the possession or under the control of any Group Company or to the production of which a Group Company is entitled which establish or are necessary must be stamped to establish title to such asset to establish the title of a Group Company to any material asset and have been duly stamped and any applicable stamp duties or charges in respect of such documents have been duly accounted for and paid.

9        ACCOUNTANT'S REPORT

         (a) All information requested by Ernst & Young from the Company for the purposes of the Accountants' Report has been supplied and, as far as the Company is aware, the statements of fact within Accountant's Report are true and accurate in all material respects;

         (b) there is no statement either of fact or opinion in the Accountant's Report which presents a view of the Group or its businesses or circumstances which is materially inaccurate or misleading; and

         (c) The opinions attributed to the Directors in the Accountant's Report are fair and reasonable, are honestly held by the Directors and, in the Director's reasonable opinion, can be properly supported.